SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                         JANUS HOTELS AND RESORTS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    47102C309
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                                 (CUSIP Number)

                               December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


      [ ] Rule 13d-1(b)

      [ ] Rule 13d-1(c)

      [X] Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

--------------------
CUSIP NO. 47102C309
--------------------

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Mitsubishi Corporation
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
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3.       SEC USE ONLY

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4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Japan
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  NUMBER OF
                   5.  SOLE VOTING POWER
   SHARES              400,212.296
                   -------------------------------------------------------------
BENEFICIALLY       6.  SHARED VOTING POWER
                       0
  OWNED BY         -------------------------------------------------------------
                   7.  SOLE DISPOSITIVE POWER
    EACH               400,212.296
                   -------------------------------------------------------------
 REPORTING         8.  SHARED DISPOSITIVE POWER
                       0
PERSON WITH:
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         400,212.296
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON:

         CO
--------------------------------------------------------------------------------



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

Item 1.

         (a)      Name of Issuer:

                  Janus Hotels and Resorts, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  2300 Corporate Blvd., N.W.
                  Suite 232
                  Boca Raton, FL 33431-8596

Item 2.

         (a)      Name of Person Filing:

                  Mitsubishi Corporation

         (b)      Address of Principal Business Office or, if none, Residence:

                  6-3, Marunouchi 2-Chome
                  Chiyoda-ku, Tokyo 100-8086, Japan

         (c)      Citizenship:

                  Japan

         (d)      Title of Class of Securities:

                  Common Stock

         (e)      CUSIP Number:

                  47102C309

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

           N/A

Item 4.    Ownership.


           (a)  Amount Beneficially Owned:

                400,212.296

           (b)  Percent of class:

                5.5%

           (c)  Number of shares as to which the person has:

                (i)   Sole power to vote or to direct the vote

                      400,212.296

                (ii)  Shared power to vote or to direct the vote

                      0

                (iii) Sole power to dispose or to direct the disposition of

                      400,212.296

                (iv)  Shared power to dispose or to direct the disposition of

                      0

Item 5.       Ownership of Five Percent or Less of a Class.

              N/A

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              N/A

Item 8.       Identification and Classification of Members of the Group.

              N/A

Item 9.       Notice of Dissolution of Group.

              N/A

Item 10.      Certifications.

              N/A


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



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Date: August 8, 2002                    MITSUBISHI CORPORATION


                                        By: /s/ Masahiro Abe
                                           -------------------------------------
                                           Name:  Masahiro Abe
                                           Title: Executive Vice President





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